Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 260589) pertaining to the 2009 Amended and Restated Stock Option and Restricted Stock Plan, 2018 Equity Incentive Plan, Aura Biosciences, Inc. 2021 Stock Option and Incentive Plan, and Aura Biosciences, Inc. 2021 Employee Stock Purchase Plan of our report dated March 23, 2022, with respect to the consolidated financial statements of Aura Biosciences, Inc. included in this Annual Report (Form 10-K) of Aura Biosciences, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 23, 2022